Exhibit 10.1

SECOND NOTE MODIFICATION AGREEMENT

AND ALLONGE TO SECURED PROMISSORY NOTE

THIS NOTE MODIFICATION AGREEMENT AND ALLONGE TO SECURED PROMISSORY NOTE is made as effective this 1st day of September, 2025 (the “Second Modification Effective Date”), by and between BANK OF THE JAMES FINANCIAL GROUP, INC, a Virginia corporation (the “Borrower”), and THE NATIONAL BANK OF BLACKSBURG (the “Lender”), and shall be, and hereby is, attached to and made a part of that certain Secured Promissory Note of the Borrower dated December 29, 2021 made payable to the order of the Lender in the original principal sum of up to Eleven Million and no/100 Dollars ($11,000,000.00), as amended by that certain Note Modification Agreement and Allonge to Secured Promissory Note dated June 22, 2022 (collectively, the “Note”).

RECITALS:

WHEREAS, following payment of the regular payment due on August 31, 2025 the principal balance due on the Note is approximately Eight Million, Eight Hundred Seventy-Five Thousand, One Hundred Twenty-Seven Dollars and Eighty-Six cents  ($8,875,127.86); and

WHEREAS, the parties hereto desire to amend and modify certain terms of the Note as set forth below.

NOW, THEREFORE,  in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Borrower and the Lender agree as follows:

A.The Note is hereby amended and modified as follows:

A.1.The first paragraph of the Note is hereby deleted in its entirety and the following is substituted in its place and stead:

“SECURED PROMISSORY NOTE

$11,000,000.00	Blacksburg, Virginia December 29, 2021 Modified June 30, 2022 Modified September 30, 2025

FOR VALUE RECEIVED, the undersigned, BANK OF THE JAMES FINANCIAL GROUP, INC., a Virginia corporation having a principal business address at 828 Main Street, Lynchburg, VA 24504 (“Borrower”), hereby promises to pay to the order of THE NATIONAL BANK OF BLACKSBURG (“Lender”), at 100 South Main Street, Blacksburg, VA 24060, or at such other place as Lender may designate to Borrower in writing from time to time, the original principal sum of Eleven Million and no/100 Dollars ($11,000,000.00), together with interest on so much thereof as is from time to time outstanding and unpaid, from the date of the advance of the principal evidenced hereby through June 30, 2022 at the rate of Four Percent (4.00%) per annum thereafter through August 30, 2025 at the rate of Three and Nine-Tenths Percent (3.90%) per annum, and thereafter at the rate of Five and Sixty-Five One Hundredths Percent (5.65%) all subject to and in accordance with the amortized payment schedule described herein below, together with all other amounts due hereunder, in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.”

A.2.Section 1.2 of the Note is hereby deleted in its entirety and the following is substituted in its place and stead:

“1.2.Due Date.  All payments of interest, principal and other amounts, if any, due under this Note shall be made on or by the date that each such payment is due under the terms of this Note by check, by wire transfer to the designated account of Lender or by other automated method approved by Lender in writing.  All outstanding principal and accrued interest due under this Note shall be due in full, if not sooner paid, on August 31, 2030 (the “Due Date”).

A.3.Section 1.4.1 of the Note is hereby deleted in its entirety and the following is substituted in its place and stead:

“1.4.1.Payment of the principal sum of this Note and applicable interest thereon has been calculated on the basis of an amortization schedule consisting of two hundred forty (240) equal monthly payments of principal and interest starting on the Second Modification Effective Date.    Except as may be modified by Paragraph 1.7 of this Note, Borrower shall be required to pay to Lender sixty  (60) equal monthly payments of principal and interest in the amount of $61,805.22, with each monthly installment being due and payable on the last day of each calendar month, until the Due Date, when a balloon payment of approximately $7,409,951.37, consisting of the then-outstanding principal balance of this Note together with the accrued interest thereon, shall be due and payable by Borrower to Lender.  The first such payment under this note shall be due and payable on September 30, 2025.”

A.4.The following shall be inserted as new paragraph 1.7 of the Note.

“1.7.Recast of Amortization Schedule upon Large Prepayment. If at any time before the Due Date the Borrower makes a prepayment of principal in the amount of One Million Dollars ($1,000,000) or more, then upon the Borrower’s written request the Lender shall recast the amortization schedule of the outstanding principal balance of this Note. Such recast shall be effected by reamortizing the then-remaining principal balance of the loan over the remaining original amortization period, thereby adjusting the amount of each periodic payment due for the rest of the term to reflect the reduced principal. No such reamortization shall extend or otherwise change the Due Date, the interest rate, or any other term of this Note; only the amount of the periodic payments shall change to account for the prepayment. The Borrower may exercise the recast option under this provision only once during the term of the loan, and any request for reamortization under this Section must be made prior to the Due Date.”

B.Borrower shall deliver to Lender, on an annual basis within 90 days of fiscal year-end, Borrower’s annual financial statements.

C.Borrower reaffirms that Lender has a first priority lien on the Collateral as described in the Note.

Except as expressly set forth herein, the terms and conditions of the Note remain unchanged.

D.This Note Modification Agreement and Allonge to Secured Promissory Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws rules or principles.

E.It is understood and agreed that this Note Modification Agreement and Allonge to Secured Promissory Note may be executed in multiple counterparts, and that each such executed counterpart shall for all purposes be regarded as, and shall have the same effect as, an original, and that all such executed counterparts shall together be deemed to constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Note Modification Agreement and Allonge to Secured Promissory Note set their hands and seals below as of the date first written above.

LENDER:	BORROWER:
NATIONAL BANK OF BLACKSBURG By _______________________________ Its _____________________________	BANK OF THE JAMES FINANCIAL GROUP, INC. By ___________________________ Its _________________________